UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 8-A/A

                              AMENDMENT NO. 1

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                         BURLINGTON RESOURCES INC.
          --------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                   DELAWARE                              91-1413284
         ----------------------------                ------------------
(State or other jurisdiction of incorporation)(IRS Employer Identification No.)


 717 TEXAS AVENUE, SUITE 2100, HOUSTON, TEXAS               77002
      ----------------------------------                ------------
   (Address of principal executive offices)              (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                           Name of each exchange on which
Title of each class to be so registered    each class is to be registered
---------------------------------------    ------------------------------

PREFERRED STOCK PURCHASE RIGHTS                   NEW YORK STOCK EXCHANGE

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.[X]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                    NONE
------------------------------------------------------------------------------
                              (Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Item 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 18, 1998, by the undersigned registrant is hereby amended by adding to the last paragraph of such Item the following:

AMENDMENT

     Burlington Resources Inc., a Delaware corporation ("Burlington Resources"), ConocoPhillips, a Delaware corporation, and Cello Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of ConocoPhillips ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of December 12, 2005, pursuant to which Burlington Resources will merge with and into Merger Sub, with Merger Sub as the surviving corporation (the "Merger").

     In connection with the Merger, Burlington Resources and Computershare Trust Company, N.A. ("Computershare"), have entered into a First Amendment (the "First Amendment"), dated as of March 29, 2006, to that certain Shareholder Rights Agreement (the "Rights Agreement"), dated as of December 16, 1998, by and between Burlington Resources and Computershare (the current Rights Agent).

     The First Amendment provides that (a) neither Merger Sub nor any of its Affiliates or Associates (each as defined in the Rights Agreement) shall be deemed an Acquiring Person (as defined in the Rights Agreement),
(b) no Distribution Date, Triggering Event or Stock Acquisition Date (each as defined in the Rights Agreement) shall be deemed to occur, (c) the Rights (as defined in the Rights Agreement) will not separate from the Common Stock (as defined in the Rights Agreement), as provided in the Rights Agreement, in connection with or as a result of the execution, delivery or performance of the Merger Agreement or the consummation of the Merger or any of the transactions contemplated thereby, and (d) the Final Expiration Date (as defined in the Rights Agreement) shall be the first to occur of (i) the moment immediately prior to the time at which the Merger becomes effective or (ii) the close of business on December 16, 2008.

      The foregoing description of the First Amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the First Amendment, which is filed as Exhibit 2 hereto and is incorporated herein by reference.

ITEM 2.     EXHIBITS.

EXHIBIT NO.       DESCRIPTION
-----------       -----------

1 Shareholder Rights Agreement, dated as of December 16, 1998, between Burlington Resources Inc. and Computershare Trust Company, N.A. (the current Rights Agent) (Exhibit 1 to Burlington Resources Inc.'s Registration Statement on Form 8-A filed on December 18, 1998, is incorporated herein by reference).

2 First Amendment to Shareholder Rights Agreement, dated as of March 29, 2006, between Burlington Resources Inc. and Computershare Trust Company, N.A. (the current Rights Agent).

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Burlington Resources Inc.

Dated: March 30, 2006              By:   /s/  Frederick J. Plaeger II
                                      -----------------------------------------
                                      Name:  Frederick J. Plaeger II
                                      Title: Vice President and General
                                             Counsel

                                EXHIBIT LIST


EXHIBIT NO.  DESCRIPTION
-----------  -----------
1 Shareholder Rights Agreement, dated as of December 16, 1998, between Burlington Resources Inc. and Computershare Trust Company, N.A. (the current Rights Agent) (Exhibit 1 to Burlington Resources Inc.'s Registration Statement on Form 8-A filed on December 18, 1998, is incorporated herein by reference).

2 First Amendment to Shareholder Rights Agreement, dated as of March 29, 2006, between Burlington Resources Inc. and Computershare Trust Company, N.A. (the current Rights Agent).